Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	(513) 534-4153 (media) Jeff Richardson (513) 534-0983 (analysts) Jim Eglseder (513) 534-8424 (analysts)	January 16, 2007

Fifth Third Bancorp Appoints Kevin T. Kabat as CEO

George A. Schaefer, Jr. Remains Non-Executive Chairman of the Board

Cincinnati – Kevin T. Kabat will become the new chief executive officer of Fifth Third Bancorp effective with the 2007 Annual Meeting of Shareholders on April 17, the Bancorp board of directors announced today.

Kabat will succeed George A. Schaefer, Jr. as CEO. Schaefer has served as CEO of the $105.8 billion financial services company since January 1991. Schaefer will relinquish the title of CEO on April 17, but will remain chairman of the board of directors and the executive committee of the Board in a non-executive capacity.

Kabat was named president of Fifth Third Bancorp in June of last year. He previously served as executive vice president where he led both retail and affiliate banking since August 2004. Prior to this role, Kabat served as president and CEO of Fifth Third Bank (Western Michigan). He was vice chairman of Old Kent Financial Corporation and president of Old Kent Bank when Fifth Third acquired that institution in 2001.

“We have been saying for quite some time that the board of directors had a very clear succession plan in place for the Bank and this announcement is the outcome of that process,” explained Schaefer. “Kevin’s leadership since joining the company has been outstanding and I’m excited about his leadership and the future direction of the company.” Schaefer added that Kabat would be only the sixth person to hold the CEO title for the Bank since 1932. Schaefer also said that with this board action, all of his direct reports become direct reports of Kevin Kabat.

“I believe that the management team we have assembled is focused on delivering outstanding performance for our shareholders, customers, employees and the communities we serve,” said Kabat. “I’m excited about the opportunity to lead such a talented group of executives as well as our 22,000 employees into a new chapter for this great company.”

Earlier today, Kevin Kabat also announced some new management assignments:

Bob Sullivan, who currently serves as executive vice president and head of the Greater Cincinnati affiliate, will be promoted to senior executive vice president and will report directly to Kabat.

“While Bob will continue to serve as president of our Greater Cincinnati affiliate – our largest affiliate – he is being recognized for his expertise and leadership, and this title is a reflection of the role Bob plays for us,” said Kabat.

With Sullivan’s promotion to senior EVP, Bruce Lee, who previously reported to Sullivan, will continue to serve as executive vice president of Commercial Banking and report directly to Kabat.

Fifth Third Appoints Kevin Kabat as CEO

In addition, Kabat has promoted Terry Zink, president of Fifth Third Bank (Chicago) to the position of executive vice president in charge of Affiliate Administration. In this role, Zink will supervise the Bank’s other 18 affiliates. The presidents of these affiliates, as well as the company’s regional presidents, will report to Zink.

Kabat stated, “I strongly believe that with these changes we are looking toward a promising tomorrow for our shareholders, our customers and our employees.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $105.8 billion in assets, operates 19 affiliates with 1,150 full-service Banking Centers, including 111 Bank Mart® locations open seven days a week inside select grocery stores and 2,146 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2006, has $215 billion in assets under care, of which it manages $32 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

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